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                                                                    EXHIBIT 99.1

                         [HEALTHCARE REALTY TRUST LOGO]

                                  NEWS RELEASE

            Contact: Timothy G. Wallace, Executive Vice President and
                    Chief Financial Officer, (615) 269-8175

               HEALTHCARE REALTY TRUST ANNOUNCES RECENT FINANCING
                             TRANSACTIONS AND PLANS

         NASHVILLE, Tennessee January 5, 2001 -- Healthcare Realty Trust Incorporated (HR: NYSE) today announced the following recent financing transactions and plans.

         The Company's revolving credit facility has been expanded to $300 million. UBS Warburg has joined the existing bank group, led by Bank of America, by committing to fund $35 million under the terms of the credit facility. The outstanding balance of the facility is currently $265 million. The Company has also placed mortgages totaling $14.2 million, funded by a commercial bank, on four properties related to a prospective sale of those properties.

         The Company has initiated approximately $80 million in new secured debt financings. It is expected that the secured financings will have a ten-year, fully amortizing term, at a spread over ten-year U.S. Treasury Bonds that would today result in a coupon rate of 7.15% to 7.25% and should close by March 15, 2001. The existing term loan has been reduced to $25 million, extended to March 30, 2001 and will be repaid with the proceeds from the proposed secured debt transactions or, earlier, from proceeds of asset sales, mortgage receivable prepayments or operating cash flow. All excess proceeds will be used, initially, to reduce the outstanding balance on the revolving credit facility.

         Historically, the Company has limited the use of secured debt financing. However, given the current favorable differential between the cost of unsecured debt and secured debt, the Company is taking advantage of this opportunity to access capital in the secured debt market. Upon closing of the proposed financings, excluding the prospective sale of the four properties, secured debt will represent approximately 8.8% of the Company's capital structure.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 67 healthcare providers. Since commencing operations in June 1993, the Company has invested or committed to invest approximately $1.7 billion in 269 real estate properties or mortgages, totaling approximately twelve million square feet. The Company provides property management or asset management services to approximately ten million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 1999. Forward-looking statements represent the Company's judgment as of the date of this release.

    The Company disclaims any obligation to update forward-looking material.

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